Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust
•
The Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust, due December 14, 2028 (the “Notes”) priced on December 10, 2025 and will issue on December 15, 2025.

•	Approximate 3 year term if not called prior to maturity.
•	Payments on the Notes will depend on the individual performance of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust (each an “Underlying”).
•
Contingent coupon rate of 14.50% per annum (1.2084% per month) payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Starting Value, assuming the Notes have not been called.

•	Beginning on June 15, 2026, callable monthly at our option for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if otherwise payable.
•
Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 50% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 60.00% of its Starting Value.

•
All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711N4V9.
The initial estimated value of the Notes as of the pricing date is $981.70 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-11 of this pricing supplement and “Structuring the Notes” on page PS-15 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)	Underwriting Discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$10.00	$990.00
Total	$1,566,000.00	$7,895.78	$1,558,104.22
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $990.00 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $10.00, resulting in proceeds, before expenses, to BofA Finance of as low as $990.00 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

(3)
In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $5.00 per $1,000.00 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 3 years, unless previously called.
Underlyings:	The KraneShares CSI China Internet ETF (Bloomberg symbol: “KWEB”), the VanEck® Semiconductor ETF (Bloomberg symbol: “SMH”) and the iShares® Silver Trust (Bloomberg symbol: “SLV”).
Pricing Date:	December 10, 2025
Issue Date:	December 15, 2025
Valuation Date:	December 11, 2028, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	December 14, 2028
Starting Value:	KWEB: $37.19 SMH: $374.10 SLV: $56.07
Observation Value:	With respect to each Underlying, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.
Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Price Multiplier:
With respect to each Underlying, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Coupon Barrier:
KWEB: $22.31, which is 60.00% of its Starting Value (rounded to two decimal places).
SMH: $224.46, which is 60.00% of its Starting Value.
SLV: $33.64, which is 60.00% of its Starting Value (rounded to two decimal places).

Threshold Value:
KWEB: $18.60, which is 50.00% of its Starting Value (rounded to two decimal places).
SMH: $187.05, which is 50.00% of its Starting Value.
SLV: $28.04, which is 50.00% of its Starting Value (rounded to two decimal places).

Contingent Coupon Payment:
If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $12.084 per $1,000.00 in principal amount of Notes (equal to a rate of 1.2084% per month or 14.50% per annum) on the applicable Contingent Payment Date (including the Maturity Date).

Optional Early Redemption:
On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:
For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment if the Observation Value of each Underlying on the corresponding Observation Date is greater than or equal to its Coupon Barrier.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-2

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Redemption Amount:
If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:
b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:
In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 50.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.
The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-4
Contingent Payment Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-6. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711N4V9
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the prices of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-3

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Observation Dates, Contingent Payment Dates and Call Payment Dates
Observation Dates*	Contingent Payment Dates
January 12, 2026	January 15, 2026
February 10, 2026	February 13, 2026
March 10, 2026	March 13, 2026
April 10, 2026	April 15, 2026
May 11, 2026	May 14, 2026
June 10, 2026	June 15, 2026
July 10, 2026	July 15, 2026
August 10, 2026	August 13, 2026
September 10, 2026	September 15, 2026
October 12, 2026	October 15, 2026
November 10, 2026	November 16, 2026
December 10, 2026	December 15, 2026
January 11, 2027	January 14, 2027
February 10, 2027	February 16, 2027
March 10, 2027	March 15, 2027
April 12, 2027	April 15, 2027
May 10, 2027	May 13, 2027
June 10, 2027	June 15, 2027
July 12, 2027	July 15, 2027
August 10, 2027	August 13, 2027
September 10, 2027	September 15, 2027
October 11, 2027	October 14, 2027
November 10, 2027	November 16, 2027
December 10, 2027	December 15, 2027
January 10, 2028	January 13, 2028
February 10, 2028	February 15, 2028
March 10, 2028	March 15, 2028
April 10, 2028	April 13, 2028
May 10, 2028	May 15, 2028
June 12, 2028	June 15, 2028
July 10, 2028	July 13, 2028
August 10, 2028	August 15, 2028
September 11, 2028	September 14, 2028
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-4

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Observation Dates*	Contingent Payment Dates
October 10, 2028	October 13, 2028
November 10, 2028	November 15, 2028
December 11, 2028 (the “Valuation Date”)	December 14, 2028 (the “Maturity Date”)
* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-5

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Call Payment Dates
June 15, 2026
July 15, 2026
August 13, 2026
September 15, 2026
October 15, 2026
November 16, 2026
December 15, 2026
January 14, 2027
February 16, 2027
March 15, 2027
April 15, 2027
May 13, 2027
June 15, 2027
July 15, 2027
August 13, 2027
September 15, 2027
October 14, 2027
November 16, 2027
December 15, 2027
January 13, 2028
February 15, 2028
March 15, 2028
April 13, 2028
May 15, 2028
June 15, 2028
July 13, 2028
August 15, 2028
September 14, 2028
October 13, 2028
November 15, 2028
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, the referral fee and the hedging related charges described below (see “Risk Factors” beginning on page PS-11), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-6

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-11 and “Structuring the Notes” on page PS-15.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-7

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Contingent Coupon Payment and Redemption Amount Determination
On each Contingent Payment Date, if the Notes have not been previously called, you may receive a
Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-8

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Total Contingent Coupon Payment Examples
The table below illustrates the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment of $12.084, depending on how many Contingent Coupon Payments are payable prior to an Optional Early Redemption or maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.
Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.000
2	$24.168
4	$48.336
6	$72.504
8	$96.672
10	$120.840
12	$145.008
14	$169.176
16	$193.344
18	$217.512
20	$241.680
22	$265.848
24	$290.016
26	$314.184
28	$338.352
30	$362.520
32	$386.688
34	$410.856
36	$435.024
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-9

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Hypothetical Payout Profile and Examples of Payments at Maturity
Contingent Income Issuer Callable Yield Notes Table
The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 60 for the Least Performing Underlying, a hypothetical Threshold Value of 50 for the Least Performing Underlying, the Contingent Coupon Payment of $12.084 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities or assets included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,012.084	1.2084%
150.00	50.00%	$1,012.084	1.2084%
140.00	40.00%	$1,012.084	1.2084%
130.00	30.00%	$1,012.084	1.2084%
120.00	20.00%	$1,012.084	1.2084%
110.00	10.00%	$1,012.084	1.2084%
105.00	5.00%	$1,012.084	1.2084%
102.00	2.00%	$1,012.084	1.2084%
100.00(2)	0.00%	$1,012.084	1.2084%
90.00	-10.00%	$1,012.084	1.2084%
80.00	-20.00%	$1,012.084	1.2084%
70.00	-30.00%	$1,012.084	1.2084%
60.00(3)	-40.00%	$1,012.084	1.2084%
59.99	-40.01%	$1,000.000	0.0000%
50.00(4)	-50.00%	$1,000.000	0.0000%
49.99	-50.01%	$499.900	-50.0100%
0.00	-100.00%	$0.000	-100.0000%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Coupon Barrier of the Least Performing Underlying.
(4)	This is the hypothetical Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-10

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-15 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•
Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in the Underlyings or in the securities held or assets by or included in the Underlyings would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets  and received the dividends paid or distributions made on them.

•
The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between six and thirty-six months.

•
You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•
The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the prices of the Underlyings other than on the Observation Dates. The prices of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other prices of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the price of each Underlying was always above its Threshold Value prior to the Valuation Date.

•
Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the price of one Underlying may not correlate with changes in the prices of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-11

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

price of one Underlying could be offset to some extent by the appreciation in the prices of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the price of one Underlying would not be offset by any appreciation in the prices of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
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The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, the referral fee and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

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We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
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Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlyings or those securities or assets . While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or the securities or assets represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS,

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-12

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the prices of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
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The Notes are subject to risks associated with silver.  The SLV seeks to reflect generally the performance of the price of silver, less the SLV’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

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Adverse conditions in the internet sector may reduce your return on the Notes. All of the stocks held by the KWEB are issued by companies whose primary lines of business are directly associated with the internet sector. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. Internet companies are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. Any adverse developments affecting the internet sector could adversely affect the price of the KWEB and, in turn, the value of the Notes.

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The KWEB is subject to concentrated risks associated with the internet sector in China. The securities held by the KWEB are concentrated in China-based companies whose primary business or businesses are in the internet and internet-related sectors. Companies in these sectors are subject to concentrated risks, including risks of changes in technology, the competitive environment and government regulation.  The underlying shares of the KWEB may be more volatile and be more adversely affected by a single negative economic, political or regulatory occurrence affecting the internet and internet-related sectors in China than a different investment in a more broadly diversified group of industries.

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Adverse conditions in the semiconductor production and equipment sector may reduce your return on the Notes. All or substantially all of the stocks held by the SMH are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. The SMH is subject to the risk that companies that are in the semiconductor production and equipment sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-13

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the value of the equity securities held by the SMH and the price of the SMH during the term of the Notes, which may adversely affect the value of your Notes.

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There are risks associated with commodities trading on the London Bullion Market Association. The investment objective of the SLV is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price. All of these factors could adversely affect the price of the SLV and, therefore, the return on the Notes.

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Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SLV is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The SLV’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

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The SLV is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended.  Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

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The Notes are subject to risks associated with foreign securities markets. The KWEB holds certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the KWEB may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
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The stocks held by the KWEB are concentrated in one sector. The KWEB holds securities issued by companies in the internet sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the KWEB, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•	The stocks held by the SMH are concentrated in one sector. The SMH holds securities issued by companies in the semiconductor
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-14

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

production and equipment sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the SMH, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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Recent executive orders may adversely affect the performance of the KWEB. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the KWEB is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the KWEB. In addition, under these circumstances, the KWEB is expected to remove the equity securities of that company from the KWEB. Any changes to the composition of the KWEB in response to these executive orders could adversely affect the performance of the KWEB.

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There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility. The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of an Underlying may differ from its net asset value per share or unit; shares or units of the Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Underlying. As a result, under these circumstances, the market value of shares or units of the Underlying may vary substantially from the net asset value per share or unit of the Underlying.

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The performance of the KWEB or the SMH may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as its respective net asset value per share or unit, especially during periods of market volatility. The performance of the KWEB or the SMH and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the KWEB or the SMH may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the KWEB or the SMH not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the KWEB or the SMH, differences in trading hours between the KWEB or the SMH (or its respective underlying assets) and its respective underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each of the KWEB and the SMH are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the KWEB or the SMH may differ from its respective net asset value per share or unit; shares or units of the KWEB or the SMH may trade at, above, or below its respective net asset value per share or unit. During periods of market volatility, securities held by the KWEB or the SMH may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit of the KWEB or the SMH and the liquidity of the KWEB or the SMH may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the KWEB or the SMH. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the KWEB or the SMH. As a result, under these circumstances, the market value of shares or units of the KWEB or the SMH may vary substantially from its respective net asset value per share or unit.

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The performance of the SLV may not correlate with the performance of its underlying commodity as well as the net asset value (“NAV”) per share of the SLV, especially during periods of market volatility. The SLV does not fully replicate the performance of its underlying commodity, which is silver, due to the fees and expenses charged by the SLV or by restrictions on access to its underlying

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-15

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

commodity due to other circumstances. The SLV does not generate any income, and as the SLV regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The SLV sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SLV of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the SLV’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the SLV’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SLV and its underlying commodity. In addition, because the shares of the SLV are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SLV may differ from the NAV per share of the SLV. During periods of market volatility, the SLV’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of the SLV and the liquidity of the SLV may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SLV. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SLV. As a result, under these circumstances, the market value of shares of the SLV may vary substantially from the NAV per share of the SLV. For all of the foregoing reasons, the performance of the SLV may not correlate with the performance of its underlying commodity as well as the NAV per share of the SLV, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

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The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Notes to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

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The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
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The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-16

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the KWEB, the investment advisor of the SMH and the investment advisor of the SLV (collectively, the “Investment Advisors”). The Investment Advisors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The KraneShares CSI China Internet ETF
The KraneShares CSI China Internet ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is designed to measure the equity market performance of investable publicly traded “China-based companies” whose primary business or businesses are in the Internet and Internet-related sectors, and are listed outside of mainland China, as determined by the index provider, China Securities Index Co., Ltd. (“CSI”). The returns of the KWEB may be affected by certain management fees and other expenses, which are detailed in its prospectus. Shares of the KraneShares CSI China Internet ETF are listed and trade on the NYSE Arca under the ticker symbol "KWEB".
The KWEB uses a representative sampling strategy to try to track the CSI Overseas China Internet Index, and generally does not hold all of the equity securities held by the CSI Overseas China Internet Index. The KWEB invests in a representative sample of securities in the CSI Overseas China Internet Index that collectively have a similar investment profile as the CSI Overseas China Internet Index. Under normal circumstances, the KWEB will invest at least 80% of its assets in the securities of the CSI Overseas China Internet Index and in depositary receipts representing such securities. The KWEB may invest up to 20% of its assets in instruments that are not included in the CSI Overseas China Internet Index, but that Krane believes will help the KWEB track the CSI Overseas China Internet Index. These investments may include equity securities and depositary receipts of issuers whose securities are not constituents of the CSI Overseas China Internet Index, derivative instruments (including swaps, futures, forwards, structured notes and options), other investment companies (including exchange traded funds or “ETFs”) and cash or cash equivalents (including money market funds). The other investment companies in which the KWEB may invest may be advised, sponsored or otherwise serviced by Krane and/or its affiliates.
Correlation
The CSI Overseas China Internet Index is a theoretical financial calculation, while the KWEB is an actual investment portfolio. The performance of the KWEB and the CSI Overseas China Internet Index may vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances and differences between the KWEB and the CSI Overseas China Internet Index resulting from the KWEB’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the KWEB but not to the CSI Overseas China Internet Index. The KWEB, using representative sampling, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
Description of the CSI Overseas China Internet Index
The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index consisting of overseas-listed securities of China-based companies assigned to one of the following categories: Internet Software & Services; Home Entertainment Software; Internet Retail; Internet Service; and Mobile Internet.
Index Construction
Constituent Selection
The universe of securities eligible for inclusion in the CSI Overseas China Internet Index consists of securities that satisfy the following conditions:
-	For Hong Kong-listed securities, the primary listing of the security is on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);
-	The security has been listed for more than 3 months, unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and
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The security is issued by a Chinese company that meets one of the following criteria: (i) is incorporated in mainland China, (ii) has its operation center in mainland China, or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong-listed securities that meet any of the following conditions will be excluded from the eligible universe:
-	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;
-	Securities whose average daily closing price in the most recent year is less than 0.5 HKD or whose earnings per share (EPS) in the most recent annual report is negative; or
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-17

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

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Securities whose cumulative average daily market capitalization coverage is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Then, to select index constituents, all securities that had an average daily trading value in the past year of less than 3 million USD or an average daily market capitalization in the past year of less than 2 billion USD are removed from the eligible universe. From the remaining securities, securities are chosen for inclusion in the CSI Overseas China Internet Index if they are classified in one of the following sectors, as determined by CSI: Internet Software & Services (which includes companies that develop and market internet software and/or provide internet services); Home Entertainment Software (which includes manufacturers of home entertainment software and educational software primarily for home use); Internet Retail (which includes companies providing retail services primarily on the internet); Internet Service (which includes companies providing commercial services primarily on the internet); and Mobile Internet (which includes companies developing and marketing mobile internet software and/or providing mobile internet services).
Constituent Weightings
The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:
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Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.

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Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.

-	Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:
(a)
If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(b)
If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(c)
If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(d)
If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(e)
If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.

-
Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Index Calculation
The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index. The CSI Overseas China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed as non free-float. Non-restricted shares shall be deemed as free float, if they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; and (4) shares held by employee share plans; provided, however, such non-restricted shares shall be deemed as non-free float if the holdings by shareholders or shareholders acting in concert are 5% or greater. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.
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Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

The weight factor is a value between 0 and 1 and is determined as described under “- Constituent Weightings” above.
Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the CSI Overseas China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.
Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:
The new divisor derived from this formula will be used for the future index calculation.
Index Maintenance
Index Reviews
The CSI Overseas China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The index rebalancing is effective as of the next trading day after the second Friday in June and December. The weight factor is assigned to each constituent at each rebalancing date and stays the same until the next rebalancing date.
 Suspended Companies
At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:
-
Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

-
CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

-
If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the CSI Overseas China Internet Index, CSI determines their treatment as follows:
-
Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the CSI Overseas China Internet Index.

-
Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

-	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.
Corporate Actions and Events
In the case of exceptional corporate events, CSI will review the CSI Overseas China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. Companies that are delisted or that file for bankruptcy or receive a bankruptcy order are deleted from the CSI Overseas China Internet Index. For corporate events resulting in a simultaneous change in the constituents’ price and shares, such as bonus issue, rights issue, stock split and consolidation, etc., adjustments shall be implemented on the ex-right date.
Initial Public Offerings
Generally, IPOs are added to the index on the 11th trading day, provided that the security satisfies the index eligibility criteria and the size of the IPO is more than 10 billion USD.
Mergers and Acquisitions
When mergers and acquisitions take place between companies that are both constituents of the CSI Overseas China Internet Index or when a constituent company merges with a non-constituent company, the security of the resulting new company retains index eligibility and remains in the CSI Overseas China Internet Index if it meets the index eligibility criteria. Otherwise, the security will be deleted from the index as soon as practicable.
When a non-constituent company purchases or takes over a constituent company, if the security of the resulting new company meets the index eligibility criteria, the new security may be added to the CSI Overseas China Internet Index. Otherwise, the acquired constituent company will be deleted from the index as soon as practicable.
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Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Index Governance
CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the CSI Overseas China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.
CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.
Historical Performance of the KWEB
The following graph sets forth the daily historical performance of the KWEB in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the KWEB was $37.19.
This historical data on the KWEB is not necessarily indicative of the future performance of the KWEB or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the KWEB during any period set forth above is not an indication that the Closing Market Price of the KWEB is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the KWEB.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-20

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

The VanEck® Semiconductor ETF
The SMH is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SMH.” The SMH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (“MVSMH”). For more information about the MVSMH, please see “The MVIS® US Listed Semiconductor 25 Index” below.
The SMH, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the MVSMH by investing in a portfolio of securities that generally replicates the MVSMH.
The SMH’s return may not match the return of the MVSMH for a number of reasons. For example, the SMH incurs a number of operating expenses not applicable to the MVSMH and incurs costs associated with buying and selling securities, especially when rebalancing the SMH’s securities holdings to reflect changes in the composition of the MVSMH, which are not factored into the return of the MVSMH. Transaction costs, including brokerage costs, will decrease the SMH’s net asset value to the extent not offset by the transaction fee payable by an authorized participant. Market disruptions and regulatory restrictions could have an adverse effect on the SMH’s ability to adjust its exposure to the required levels in order to track the MVSMH. Errors in the MVSMH data, the MVSMH computations and/or the construction of the MVSMH in accordance with its methodology may occur from time to time and may not be identified and corrected by the MVSMH provider for a period of time or at all, which may have an adverse impact on the SMH and its shareholders. In addition, the SMH may not invest in certain securities included in the MVSMH, or invest in them in the exact proportions in which they are represented in the MVSMH. The SMH’s performance may also deviate from the return of the MVSMH due to legal restrictions or limitations imposed by the governments of certain countries, certain listing standards of the SMH’s listing exchange, a lack of liquidity on stock exchanges in which the securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The SMH may value certain of its investments and/or other assets based on fair value prices. To the extent the SMH calculates its net asset value based on fair value prices and the value of the MVSMH is based on securities’ closing prices (i.e., the value of the MVSMH is not based on fair value prices), the SMH’s ability to track the MVSMH may be adversely affected. In addition, any issues the SMH encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase tracking risk. In light of the factors discussed above, the SMH’s return may deviate significantly from the return of the MVSMH. Changes to the composition of the MVSMH in connection with a rebalancing or reconstitution of the MVSMH may cause the SMH to experience increased volatility, during which time the SMH’s index tracking risk may be heightened.
The MVIS® US Listed Semiconductor 25 Index
All information contained in this pricing supplement regarding the MVSMH, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The MVSMH was developed by MVIS and is maintained and published by MVIS. The MVSMH is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue the publication of, the MVSMH.
The MVSMH is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”
The MVSMH is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. The MVSMH was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.
Index Composition and Maintenance
The Index Universe
The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.
Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.
In addition to the above, stocks that are currently not in the MVSMH must meet the following size and liquidity requirements:
•     a full market capitalization exceeding US$150 million;
•     a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•     at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the MVSMH the following applies:
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Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

•     a full market capitalization exceeding US$75 million; and
•     a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)
•     In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•     at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
In case the number of investable stocks drops below the minimum component number for the respective index, current components remain investable.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free-float market capitalization of a non-component share line:
•     exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•     fulfills all size and liquidity eligibility criteria for non-components,
•     the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.
Index Constituent Selection
The MVSMH is reviewed on a semi-annual basis in March and September.
The target coverage of the MVSMH is 25 companies from the investable universe. MVSMH constituents are selected using the following procedure:
(1)     The largest 50 stocks (by full market capitalization) from the investable universe qualify.
(2)     The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.
(3)     The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a.     Initially, the highest ranked 25 companies made up the MVSMH.
b.     On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current MVSMH components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.
Review Schedule
The reviews for the MVSMH are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVSMH are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVSMH does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVSMH are announced on the second Friday in March or September.
Ongoing Maintenance
In addition to the periodic reviews, the MVSMH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVSMH components.
Deletions. For all corporate events that result in a stock deletion from the MVSMH, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVSMH would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVSMH.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the MVSMH once; either at the next
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-22

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the MVSMH the IPO stock has to meet the size and liquidity requirements:
•     the IPO must have a full market capitalization exceeding US$150 million;
•     the IPO must have a free-float factor of at least 10%;
•     the IPO must have an average-daily-trading volume of at least US$1 million; and
•     the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
If a MVSMH component merges with or takes over another MVSMH component: The surviving stock remains in the MVSMH and the other stock is deleted immediately from the MVSMH. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.
If a MVSMH component merges with or takes over a non-MVSMH component: If the surviving stock meets the MVSMH requirements, then it remains in the MVSMH and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVSMH requirements, then it is deleted immediately from the MVSMH.
If a non-MVSMH component merges with or takes over a MVSMH component: If the surviving stock meets the MVSMH requirements, then it will be added to the MVSMH (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVSMH component. If the surviving stock does not meet the MVSMH requirements, then it will not be added to the MVSMH and the current MVSMH component is deleted immediately from the MVSMH.
Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVSMH for at least two trading days. If a spin-off company does not qualify for the MVSMH, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVSMH components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The value of the MVSMH is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
where (for all stocks (i) in the MVSMH):
     ·     p i  = stock price (rounded to four decimal places);
     ·     q i  = number of shares;
     ·     ff i  = free-float factor (rounded to two decimal places);
     ·     fx i  = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
     ·     cf i  = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
     ·     M = free-float market capitalization of the MVSMH; and
     ·     D = divisor (rounded to six decimal places).
Free-Float
The MVSMH is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the MVSMH are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The MVSMH used the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the MVSMH:
(1)     All MVSMH components are weighted by their free-float market capitalization.
(2)     All companies exceeding 4.5% but at least the largest five and at the maximum the largest 10 companies are grouped together (so called
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-23

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

“Large-Weights”). All other companies are grouped together as well (so called “Small-Weights“).
(3)     The aggregated weighting of the Large-Weights is capped at 50%:
a.     Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
b.     Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Large-Weights.
c.     Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining MVSMH constituents in the Small-Weights.
Divisor Adjustments
Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVSMH) should not change the level of the MVSMH. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVSMH that alters the total market value of the MVSMH while holding stock prices constant will require a divisor adjustment.
where ∆MC is the difference between closing market capitalization and adjusted closing market capitalization of the MVSMH.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.
Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: No
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Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVSMH.
Corporate actions are announced at least four days prior to implementation.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-25

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Historical Performance of the SMH
The following graph sets forth the daily historical performance of the SMH in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SMH was $374.10.
This historical data on the SMH is not necessarily indicative of the future performance of the SMH or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the SMH during any period set forth above is not an indication that the Closing Market Price of the SMH is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the SMH.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-26

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

The iShares® Silver Trust
The SLV trades under the ticker symbol “SLV” on NYSE Arca. iShares Delaware Trust Sponsor LLC (“iShares Delaware”) is the sponsor of the SLV.  The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares (“Shares”) in exchange for deposits of silver and distributes silver in connection with the redemption of Shares. The Shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The SLV issues Shares in blocks of 50,000 Shares (a block of 50,000 Shares is called a “Basket”) to certain authorized participants, on an ongoing basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading.
The Shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the assets of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the NAV of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.
Information provided to or filed with the SEC by the SLV pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. Information on that website is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder, the SLV is not a commodity pool within the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.
Creation and Redemption
The SLV issues and redeems Baskets on a continuous basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading. No Shares are issued unless the custodian has allocated to the SLV’s account (except for an unallocated amount of silver not in excess of 1,100 ounces), the corresponding amount of silver. At the creation of the SLV, a Basket required delivery of 500,000 ounces of silver. The amount of silver necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the SLV, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets.
Valuation of Silver; Computation of NAV
On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the NAV of the SLV and the NAV per Share. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day’s LBMA Silver Price. LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. Once the value of the SLV’s silver has been determined, the trustee subtracts all accrued fees, expenses and other liabilities of the SLV from the total value of the silver and all other assets of the SLV. The resulting figure is the NAV of the SLV. The trustee determines the NAV per Share by dividing the NAV of the SLV by the number of Shares outstanding on the day the computation is made.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-27

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Historical Performance of the SLV
The following graph sets forth the daily historical performance of the SLV in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SLV was $56.07.
This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the SLV during any period set forth above is not an indication that the Closing Market Price of the SLV is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the SLV.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-28

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $990.00 per $1,000.00 in principal amount of Notes. In addition to the underwriting discount, if any, an affiliate of BofA Finance will pay a referral fee of up to $5.00 per $1,000.00 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-29

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-30

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.
Validity of the Notes
In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-31

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-32

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Possible Application of Section 1260 of the Code. Since the Underlyings are the type of financial assets described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated , in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
It is also possible that the IRS could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale, exchange, or redemption of the Notes is not a sale, exchange, or redemption of a collectible but is rather a sale, exchange, or redemption of a derivative contract that reflects the value, in part, of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-33

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-34

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-35

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Semiconductor ETF and the iShares® Silver Trust

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm
•	Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-36